Exhibit 99
TI Reports 2Q07 Financial Results

•	TI Revenue Up 7% Sequentially
•	EPS of $0.42, Up 20% Sequentially
•	Record Gross Margin as Company Progresses Toward Higher Profitability Goals

Conference Call on TI Web Site at 4:30 p.m. Central Time Today
www.ti.com

Except as noted, financial results are for continuing operations. The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation.

DALLAS (July 23, 2007) - Texas Instruments Incorporated (TI) (NYSE: TXN) today reported revenue of $3.42 billion for the second quarter of 2007. Revenue increased 7 percent compared with the prior quarter as demand for the company’s semiconductor products began to rebound following an inventory correction in the semiconductor market. Growth also benefited from a seasonal increase in demand for the company’s graphing calculator products. Revenue decreased 7 percent compared with the year-ago quarter due to lower demand across a broad base of products.

Earnings per share (EPS) were $0.42. This was a $0.07, or 20 percent, increase from the prior quarter and a $0.05 decrease from the year-ago quarter. In the year-ago quarter, financial results included EPS benefits of $0.03 from a sales tax refund and $0.02 associated with a favorable royalty settlement. The royalty settlement also contributed $70 million to revenue in the year-ago quarter.

“Our attention to customers and growing focus on analog continue to help us deliver stronger financial results,” said Rich Templeton, president and chief executive officer.  “Moreover, we see even greater opportunities ahead as the market regains momentum.  With TI’s broad product portfolio, spanning both analog and digital signal processing technologies, we are in a unique position to support customers working on hundreds of electronics applications across the globe.  We also see potential to expand our margins, and we recently raised our profitability goals to 55 percent gross margin and 30 percent operating margin. We expect to meet these goals within the next few years.”

Gross Profit

Gross profit was $1.78 billion, a record 52.1 percent of revenue. This was up $147 million from the prior quarter due to higher revenue. It was down $123 million from the year-ago quarter primarily due to the combination of the royalty settlement and sales tax refund in the year-ago quarter, as well as lower revenue.

Operating Expenses

Research and development (R&D) expense was $551 million. This was about even with the prior quarter. R&D expense increased $15 million from the year-ago quarter due to the favorable impact of the sales tax refund a year ago.

Selling, general and administrative (SG&A) expense was $424 million. This was an increase of $19 million from the prior quarter primarily due to higher compensation-related expenses, as well as seasonally higher marketing expenses for graphing calculators. SG&A expense was about even with the year-ago quarter.

Operating Profit

Operating profit was $809 million, or 23.6 percent of revenue. This was an increase of $129 million from the prior quarter due to higher gross profit. It was a decrease of $144 million from the year-ago quarter primarily due to the combination of the royalty settlement and sales tax refund in the year-ago quarter.

Other Income (Expense) Net (OI&E)

OI&E was $56 million. This was an increase of $16 million from the prior quarter primarily due to the impairment of an investment in the prior quarter. OI&E declined $32 million from a year ago primarily due to a benefit associated with the sales tax refund in the year-ago quarter, as well as lower interest income.

Income

Income from continuing operations was $614 million, or $0.42 per share.

Orders

TI orders were $3.45 billion. This was an increase of $247 million, or 8 percent, from the prior quarter due to higher demand for semiconductor products and seasonally stronger demand for calculators. Orders declined $455 million from the year-ago quarter due to lower demand for semiconductor products that more than offset a $50 million increase in demand for calculators.

Cash

Cash flow from operations was $898 million. This was an increase of $344 million from the prior quarter primarily due to a reduced need for cash to meet working capital requirements, such as the payment of annual profit sharing and bonus that was made in the prior quarter. Higher net income also contributed to the increase in cash flow from operations. Total cash (cash and cash equivalents plus short-term investments) was $3.58 billion at the end of the second quarter. This was an increase of $245 million from the end of the prior quarter and a decrease of $2.09 billion from the year-ago quarter, which included $2.98 billion from the sale of the company’s former Sensors & Controls business in that quarter. In the second quarter of 2007, the company used $742 million to repurchase 21 million shares of common stock, paid $115 million in dividends to shareholders and retired $43 million of debt on its maturity date. Since the end of the year-ago quarter, the company has used $4.42 billion to repurchase 143 million shares of common stock and paid $278 million in dividends.

Capital Spending and Depreciation

Capital expenditures were $174 million. This was a decrease of $5 million from the prior quarter and a decrease of $200 million from the year-ago quarter due to lower expenditures for semiconductor manufacturing equipment.  TI’s capital expenditures in the quarter were primarily for equipment used in the manufacture of semiconductors, especially assembly and test equipment.

Depreciation was $256 million. This was an increase of $4 million from the prior quarter and a decrease of $11 million from the year-ago quarter.

Accounts Receivable and Inventories

Accounts receivable were $1.90 billion at the end of the second quarter. This was an increase of $141 million from the prior quarter due to higher revenue and a decrease of $32 million from the year-ago quarter due to lower revenue. Days sales outstanding were 50 at the end of the second quarter compared with 50 at the end of the prior quarter and 47 at the end of the year-ago quarter.

Inventory was $1.42 billion at the end of the second quarter. This was an increase of $15 million from the prior quarter as the company built inventory of graphing calculators in preparation for the back-to-school sales season. Compared with a year ago, inventory increased $89 million primarily due to replenishment of high-performance analog product inventory from less-than-desirable levels a year ago. Days of inventory at the end of the second quarter were 78 compared with 82 at the end of the prior quarter and 67 a year ago.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on September 11, 2007, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the third quarter of 2007, TI expects revenue to be in the following ranges:

•	Total TI, $3.49 billion to $3.79 billion;
•	Semiconductor, $3.29 billion to $3.57 billion; and
•	Education Technology, $200 million to $220 million.
    TI expects earnings per share to be in the range of $0.46 to $0.52.

This estimate assumes that the sale of the company’s broadband DSL customer-premises equipment semiconductor product line will close at the end of July. The EPS estimate does not include the expected gain on the sale.

In 2007, TI still expects: an annual effective tax rate of about 28 percent, R&D expense of about $2.2 billion, capital expenditures of about $0.9 billion and depreciation of about $1.0 billion.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	June 30, 2007	Mar. 31, 2007	June 30, 2006

Net revenue	$3,424	$3,191	$3,697
Cost of revenue (COR)	1,640	1,554	1,790
Gross profit	1,784	1,637	1,907
Research and development (R&D)	551	552	536
Selling, general and administrative (SG&A)	424	405	418
Total operating costs and expenses	2,615	2,511	2,744
Profit from operations	809	680	953
Other income (expense) net	56	39	86
Income from continuing operations before income taxes	865	719	1,039
Provision for income taxes	251	203	300
Income from continuing operations	614	516	739
Income (loss) from discontinued operations, net of income taxes	(4)	--	1,648
Net income	$610	$516	$2,387

Basic earnings per common share:
Income from continuing operations	$.43	$.36	$.48
Net income	$.42	$.36	$1.54

Diluted earnings per common share:
Income from continuing operations	$.42	$.35	$.47
Net income	$.42	$.35	$1.50

Average shares outstanding (millions):
Basic	1,437	1,442	1,553
Diluted	1,469	1,470	1,586
Cash dividends declared per share of common stock	$.08	$.04	$.03

Percentage of revenue:

Gross profit	52.1%	51.3%	51.6%
R&D	16.1%	17.3%	14.5%
SG&A	12.4%	12.7%	11.3%
Operating profit	23.6%	21.3%	25.8%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	June 30, 2007	Mar. 31, 2007	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$1,266	$965	$1,678
Short-term investments	2,315	2,371	3,992
Accounts receivable, net of allowances of ($27), ($25) and ($28)	1,897	1,756	1,929
Raw materials	106	114	108
Work in process	876	879	818
Finished goods	442	416	409
Inventories	1,424	1,409	1,335
Deferred income taxes	1,072	1,071	632
Prepaid expenses and other current assets	246	257	215
Assets of discontinued operations	--	4	11
Total current assets	8,220	7,833	9,792
Property, plant and equipment at cost	7,657	7,715	8,406
Less accumulated depreciation	(3,859)	(3,835)	(4,422)
Property, plant and equipment, net	3,798	3,880	3,984
Equity and other long-term investments	254	250	253
Goodwill	792	792	792
Acquisition-related intangibles	117	131	117
Deferred income taxes	405	436	428
Capitalized software licenses, net	259	280	197
Overfunded retirement plans	79	54	--
Prepaid retirement costs	--	--	219
Other assets	96	94	146
Total assets	$14,020	$13,750	$15,928

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$--	$43	$43
Accounts payable	622	550	788
Accrued expenses and other liabilities	1,048	877	994
Income taxes payable	187	286	870
Accrued profit sharing and retirement	98	51	77
Liabilities of discontinued operations	--	--	11
Total current liabilities	1,955	1,807	2,783
Underfunded retirement plans	115	197	--
Accrued retirement costs	--	--	103
Deferred income taxes	20	10	15
Deferred credits and other liabilities	436	453	239
Total liabilities	2,526	2,467	3,140

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued	--	--	--

Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: June 30, 2007 -- 1,739,467,307; March 31, 2007 -- 1,739,211,844; June 30, 2006 -- 1,739,086,194	1,739	1,739	1,739
Paid-in capital	761	822	779
Retained earnings	18,511	18,017	16,271
Less treasury common stock at cost: Shares: June 30, 2007 -- 310,382,046; March 31, 2007 -- 305,502,566; June 30, 2006 -- 206,501,103	(9,233)	(8,940)	(5,911)
Accumulated other comprehensive income (loss), net of tax	(284)	(355)	(90)
Total stockholders’ equity	11,494	11,283	12,788
Total liabilities and stockholders’ equity	$14,020	$13,750	$15,928

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	June 30, 2007	Mar. 31, 2007	June 30, 2006
Cash flows from operating activities:
Net income	$610	$516	$2,387
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
(Income) loss from discontinued operations	4	--	(1,648)
Depreciation	256	252	267
Stock-based compensation	69	78	84
Amortization of capitalized software	24	25	29
Amortization of acquisition-related intangibles	14	14	15
Deferred income taxes	(3)	(3)	(41)
Increase (decrease) from changes in:
Accounts receivable	(144)	17	(138)
Inventories	(15)	28	(89)
Prepaid expenses and other current assets	42	(79)	9
Accounts payable and accrued expenses	110	(167)	133
Income taxes payable	(132)	(1)	(334)
Accrued profit sharing and retirement	47	(111)	56
Change in funded status of retirement plans and accrued retirement costs	--	1	(68)
Other	16	(16)	(8)
Net cash provided by operating activities of continuing operations	898	554	654

Cash flows from investing activities:
Additions to property, plant and equipment	(174)	(179)	(374)
Proceeds from sales of assets	--	--	2,982
Purchases of cash investments	(1,479)	(846)	(3,063)
Sales and maturities of cash investments	1,529	1,011	1,983
Purchases of equity investments	(6)	(5)	(17)
Sales of equity and other long-term investments	3	2	2
Acquisitions, net of cash acquired	--	(27)	(28)
Net cash provided by (used in) investing activities of continuing operations	(127)	(44)	1,485

Cash flows from financing activities:
Payments on loans and long-term debt	(43)	--	(275)
Dividends paid	(115)	(58)	(47)
Sales and other common stock transactions	374	154	150
Excess tax benefit from stock option exercises	56	34	57
Stock repurchases	(742)	(857)	(1,037)
Net cash used in financing activities of continuing operations	(470)	(727)	(1,152)

Net cash used in discontinued operations	--	--	(34)
Effect of exchange rate changes on cash	--	(1)	3
Net increase (decrease) in cash and cash equivalents	301	(218)	956
Cash and cash equivalents, beginning of period	965	1,183	722
Cash and cash equivalents, end of period	$1,266	$965	$1,678

Certain amounts in the prior periods’ financial statements have been reclassified to conform to the current presentation.

Segment Net Revenue
(Millions of dollars)

	For Three Months Ended
	June 30, 2007	Mar. 31, 2007	June 30, 2006

Semiconductor	$3,257	$3,115	$3,505
Education Technology	167	76	192

Total net revenue	$3,424	$3,191	$3,697

Segment Profit (Loss)
(Millions of dollars)

	For Three Months Ended
	June 30, 2007	Mar. 31, 2007	June 30, 2006

Semiconductor*	$905	$831	$1,032
Education Technology	74	16	84
Corporate**	(170)	(167)	(163)

Profit from operations	$809	$680	$953

* Semiconductor profit from operations includes a benefit of $57 for a sales tax refund and $60 from the royalty settlement in the second quarter of 2006.
** Corporate includes the following stock-based compensation expense:

COR	$13	$15	$16
R&D	21	23	25
SG&A	35	40	43
Profit from operations	$69	$78	$84

Semiconductor

•
Revenue in the second quarter was $3.26 billion. This was an increase of 5 percent from the prior quarter due to higher demand for DSP, DLP® and analog products. Compared with a year ago, revenue decreased 7 percent as higher demand for high-performance analog products was more than offset by declines across a broad base of other products.

o
Analog product revenue of $1.27 billion was up 2 percent from the prior quarter due to increased demand for high-performance analog products. Compared with the year-ago quarter, analog revenue decreased 3 percent as a decline in analog revenue for cell phone applications more than offset gains in high-performance analog revenue. Revenue from high-performance analog products increased 6 percent from the prior quarter and increased 11 percent from a year ago.

o
DSP product revenue of $1.24 billion was up 7 percent from the prior quarter due to higher demand for products used in cell phone applications. DSP product revenue declined 5 percent from a year ago due to lower demand for a broad range of products.

o
TI’s remaining Semiconductor revenue of $746 million was 5 percent higher than the prior quarter primarily due to growth in DLP products and, to a lesser extent, standard logic products. Microcontrollers and RISC microprocessors were about even with the prior quarter while royalties declined. TI’s remaining Semiconductor revenue decreased 17 percent from the year-ago quarter primarily due to a decline in RISC microprocessor revenue and the royalty settlement in the year-ago quarter. To a lesser extent, DLP products and standard logic products revenue also declined while microcontrollers were about even with the year-ago quarter.

•
Gross profit was $1.71 billion, or 52.5 percent of revenue. This was an increase of $82 million from the prior quarter due to higher revenue. Gross profit declined $105 million from the year-ago quarter due to the combination of the royalty settlement and sales tax refund in the year-ago quarter, as well as lower revenue.

•
Operating profit was $905 million, or 27.8 percent of revenue. This was an increase of $74 million from the prior quarter due to higher gross profit. It was a decline of $127 million from the year-ago quarter primarily due to the combination of the royalty settlement and the sales tax refund in the year-ago quarter.

•
Semiconductor orders were $3.25 billion. This was an increase of 6 percent from the prior quarter due to higher demand across a broad range of analog and DSP products. Orders declined 13 percent from the year-ago quarter due to broadly lower demand.

Semiconductor Highlights

•
TI delivered the industry’s highest performance family of two- and four-channel analog-to-digital data converters. The chips combine low power, high performance and speed in a space-saving package and are tailored for advanced communications, medical, video, imaging and instrumentation applications.

•
TI introduced the industry’s first location-detection system-on-chip solution for low-power ZigBee® wireless sensor networking applications such as asset and equipment tracking, inventory control, patient monitoring, and security and commissioning networks.

•	Lenovo Mobile, China’s leading handset manufacturer, selected TI’s “LoCosto” single-chip platform for a new family of low-cost, multimedia-rich cell phones.

Education Technology

•
Revenue in the second quarter was $167 million. This was an increase of $91 million from the prior quarter as retailers purchased calculators in preparation for the back-to-school season. This was a decrease of $25 million from the year-ago quarter, as some major retailers delayed stocking calculator inventory until the third quarter, closer to the start of the school year.

•
Gross profit was $109 million, or a record 65.1 percent of revenue. This was up $64 million from the prior quarter due to higher revenue. Gross profit decreased $10 million from the year-ago quarter due to lower revenue.

•
Operating profit was $74 million, or 44.1 percent of revenue. This was an increase of $58 million compared with the prior quarter due to higher gross profit. It was a decrease of $10 million from the year-ago quarter due to lower gross profit.

# # #

Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from company forecasts;
•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;
•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Item 1A of our most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments
Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company includes the Education Technology business. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

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